Exhibit 99.1

P R E S S    R E L E A S E

ANTHEM REPORTS FOURTH QUARTER AND FULL YEAR 2016 RESULTS

•	Net income was $1.37 per share, including net negative adjustment items of $0.39 per share. Adjusted net income was $1.76 per share (refer to the GAAP reconciliation table on page 14).

•	Full year net income was $9.21 per share, including net negative adjustment items of $1.79 per share. Adjusted net income was $11.00 per share (refer to the GAAP reconciliation table on page 14).

•	Medical enrollment has increased by approximately 1.3 million members in 2016, or 3.4 percent, totaling approximately 39.9 million members as of December 31, 2016.

•	Full year 2017 GAAP net income is expected to be greater than $11.11. Full year adjusted net income is expected to be greater than $11.50 (refer to the GAAP reconciliation table on page 14).

Indianapolis, Ind. – February 1, 2017 – Anthem, Inc. (NYSE: ANTM) today announced that fourth quarter 2016 net income was $368.4 million, or $1.37 per share. These results included net negative adjustment items of $0.39 per share. Net income in the fourth quarter of 2015 was $180.9 million, or $0.68 per share, which included net negative adjustment items of $0.46 per share.

Excluding the items noted in each period, adjusted net income was $1.76 per share in the fourth quarter of 2016 compared to the adjusted net income of $1.14 per share in the prior year quarter (refer to page 14 for a reconciliation to the most directly comparable measure calculated in accordance with U.S. generally accepted accounting principles, or “GAAP”).

Full year 2016 net income totaled approximately $2.5 billion, or $9.21 per share, including net negative adjustment items of $1.79 per share, a decrease in net income of 3.5 percent from 2015 net income of approximately $2.6 billion, or $9.38 per share, including net negative adjustment items of $0.78 per share. Excluding the items noted in each period, adjusted net income was $11.00 per share for the full year of 2016, an increase of 8.3 percent from $10.16 per share in 2015 (refer to page 14).

“Our fourth quarter 2016 core earnings and financial metrics tracked well versus our expectations, reflecting the efforts of all of our associates to improve affordability on behalf of our members. We are well positioned for a successful 2017, building off of improved business momentum in the second half of 2016,” said Joseph Swedish, president and chief executive officer.

“We are pleased to end 2016 with better than expected enrollment and operating cash flow as we enter 2017 with a strong balance sheet,” said John Gallina, executive vice president and chief financial officer.

CONSOLIDATED HIGHLIGHTS

Membership: Medical enrollment totaled approximately 39.9 million members at December 31, 2016, an increase of approximately 1.3 million members, or 3.4 percent, from 38.6 million at December 31, 2015. Commercial & Specialty Business enrollment increased by 706 thousand medical members as the Company experienced growth in the National and Local Group self-funded businesses. Enrollment also grew by 613 thousand in the Medicaid business.

Medical enrollment was relatively flat sequentially during the fourth quarter of 2016. Enrollment increases in the Medicaid and Local Group businesses were largely offset by declines in the Individual and National businesses.

Operating Revenue: Operating revenue was approximately $21.5 billion in the fourth quarter of 2016, an increase of approximately $1.5 billion, or 7.3 percent, versus the approximately $20.0 billion in the prior year quarter. The growth in revenue reflected premium increases to cover overall cost trends and higher enrollment in the Medicaid and Commercial self-funded businesses. These increases were partially offset by a decline in Local Group fully insured enrollment.

Benefit Expense Ratio: The benefit expense ratio was 87.2 percent in the fourth quarter of 2016, an increase of 20 basis points from 87.0 percent in the prior year quarter. The increase was largely driven by higher medical cost experience in the Medicaid business, notably in Iowa, exceeding the net impact of annual premium rate adjustments and higher membership, which carries a higher benefit expense ratio than the consolidated company average. Also contributing to the increase was the impact of higher medical cost experience in the Individual business. These increases were partially offset by the impact of a retroactive change in the minimum MLR calculation under California’s Medicaid expansion program, the timing of lower medical cost experience in the Local Group business and lower medical cost experience in the Medicare business.

Medical claims reserves established at December 31, 2015 developed moderately better than the Company’s expectation during 2016.

Medical Cost Trend: For the full year 2016, underlying Local Group medical cost trend was at the low end of our previously guided range of 7.0% - 7.5%. The Company anticipates that underlying Local Group medical cost trend will be in the range of 6.5% - 7.0% in 2017. The decline versus 2016 primarily reflects the expectation that Hepatitis C treatment costs will not increase in 2017 like they did in 2016, which was driven by a change in our Hepatitis C coverage policy at the end of 2015.

Days in Claims Payable: Days in Claims Payable (“DCP”) was 41.3 days as of December 31, 2016, an increase of 0.7 days from 40.6 days as of September 30, 2016.

SG&A Expense Ratio: The SG&A expense ratio was 15.2 percent in the fourth quarter of 2016, a decrease of 110 basis points from 16.3 percent in the fourth quarter of 2015. The decrease was primarily driven by the impact of lower administrative costs resulting from expense efficiency initiatives and higher operating revenue, which includes the impact of membership growth in the Medicaid business, which carries a lower SG&A expense ratio than the consolidated Company average.

Operating Cash Flow: Operating cash flow was $275 million, or 0.7 times net income in the fourth quarter of 2016, and approximately $3.2 billion, or 1.3 times net income for the full year 2016. For 2017, the Company expects operating cash flow to be greater than $3.5 billion.

Share Repurchase Program: The Company did not repurchase any shares of its common stock during the fourth quarter of 2016 due to the pending acquisition of Cigna. As of December 31, 2016, the Company had nearly $4.2 billion of Board-approved share repurchase authorization remaining.

Cash Dividend: During the fourth quarter of 2016, the Company paid a quarterly dividend of $0.65 per share, representing a distribution of cash totaling $171.3 million.

Investment Portfolio & Capital Position: During the fourth quarter of 2016, the Company recorded net realized gains on financial instruments totaling $28.7 million and other-than-temporary impairment losses totaling $11.8 million. During the fourth quarter of 2015, the Company recorded net realized gains of $30.6 million and other-than-temporary impairment losses totaling $28.5 million.

As of December 31, 2016, the Company’s net unrealized gain position in the investment portfolio was $567.7 million, consisting of net unrealized gains on equity and fixed maturity securities totaling $396.6 and $171.1 million, respectively. As of December 31, 2016, cash and investments at the parent company totaled approximately $1.4 billion, including the timing impact of changes in inter-company funding arrangements during the quarter. Adjusted for the timing impact of these changes, which was resolved in early 2017, cash and investments at the parent company would have totaled approximately $3.3 billion as of December 31, 2016.

REPORTABLE SEGMENTS

Anthem, Inc. has three reportable segments: Commercial & Specialty Business (comprised of the Local Group, National Accounts, Individual and Specialty businesses); Government Business (comprised of the Medicaid and Medicare businesses, National Government Services, and the Federal Employee Program); and Other (comprised of unallocated corporate expenses and certain other businesses that do not meet the quantitative thresholds for separate reportable segment disclosure).

Anthem, Inc.

Reportable Segment Highlights

(Unaudited)

(In millions)	Three Months Ended December 31			Twelve Months Ended December 31
	2016	2015	Change	2016	2015	Change
Operating Revenue
Commercial & Specialty Business	$9,627.2	$9,402.6	2.4%	$38,692.1	$37,570.8	3.0%
Government Business	11,850.3	10,614.8	11.6%	45,477.7	40,813.0	11.4%
Other	7.4	6.3	17.5%	24.2	21.0	15.2%

Total Operating Revenue[1]	$21,484.9	$20,023.7	7.3%	$84,194.0	$78,404.8	7.4%

Operating Gain / (Loss)
Commercial & Specialty Business	$189.2	$55.8	239.1%	$3,195.2	$2,854.0	12.0%
Government Business	529.9	417.8	26.8%	1,784.3	1,978.5	(9.8)%
Other	(66.1)	(33.8)	NM [2]	(177.8)	(79.4)	NM [2]

Total Operating Gain[1]	$653.0	$439.8	48.5%	$4,801.7	$4,753.1	1.0%

Operating Margin
Commercial & Specialty Business	2.0%	0.6%	140 bp	8.3%	7.6%	70 bp
Government Business	4.5%	3.9%	60 bp	3.9%	4.8%	(90) bp
Total Operating Margin[1]	3.0%	2.2%	80 bp	5.7%	6.1%	(40) bp

(1)	See “Basis of Presentation” on page 6 herein.
(2)	“NM” = calculation not meaningful.

Commercial & Specialty Business: Operating gain in the Commercial & Specialty Business segment totaled $189.2 million in the fourth quarter of 2016, an increase of $133.4 million, or 239.1 percent, from $55.8 million in the fourth quarter of 2015. The increase was driven by lower administrative costs resulting from expense efficiency initiatives taken by the Company, the timing of lower medical cost experience in the Local Group business and self-funded membership growth. This increase was partially offset by higher medical cost experience in the Individual business and fully insured membership declines in the Local Group business, as expected.

Government Business: Operating gain in the Government Business segment was $529.9 million in the fourth quarter of 2016, an increase of $112.1 million, or 26.8 percent, from $417.8 million in the fourth quarter of 2015. The increase reflected the impact of lower administrative costs resulting from expense efficiency initiatives taken by the Company, the retroactive change in the minimum MLR calculation under California’s Medicaid expansion program and lower medical cost experience in the Medicare business. The increase was partially offset by higher medical cost experience in the Medicaid business, notably in Iowa, exceeding the net impact of annual premium rate adjustments.

Other: The Company reported an operating loss of $66.1 million in the Other segment for the fourth quarter of 2016, compared with an operating loss of $33.8 million in the prior year quarter. The increase in the loss was primarily driven by Cigna acquisition related expenses.

OUTLOOK

Full Year 2017:

•	Net income is expected to be greater than $11.11 per share, including approximately $0.39 per share of net unfavorable items. Excluding these items, adjusted net income is expected to be greater than $11.50 (refer to the GAAP reconciliation table on page 14).

•	Medical membership is expected to be in the range of 40,100,000 - 40,300,000. Fully insured membership is expected to be in the range of 15,100,000 - 15,200,000 and self-funded membership is expected to be in the range of 25,000,000 - 25,100,000.

•	Operating revenue is expected to be in the range of $86.5 - $87.5 billion.

•	Benefit expense ratio is expected to be in the range of 87.0% plus or minus 30 basis points.

•	SG&A ratio is expected to be in the range of 13.3% plus or minus 30 basis points.

•	Operating cash flow is expected to be greater than $3.5 billion.

*	This outlook does not include any benefits or transaction costs associated with the pending Cigna acquisition in 2017.

Basis of Presentation

1.	Operating revenue and operating gain are the key measures used by management to evaluate performance in each of its reporting segments, allocate resources, set incentive compensation targets and to forecast future operating performance. Operating gain is calculated as total operating revenue less benefit expense and selling, general and administrative expense. It does not include net investment income, net realized gains/losses on financial instruments, other-than-temporary impairment losses recognized in income, interest expense, amortization of other intangible assets, gains/losses on extinguishment of debt or income taxes, as these items are managed in a corporate shared service environment and are not the responsibility of operating segment management (refer to page 14 for the GAAP reconciliation tables).

2.	Operating margin is defined as operating gain divided by operating revenue.

Conference Call and Webcast

Management will host a conference call and webcast today at 8:30 a.m. Eastern Standard Time (“EST”) to discuss the company’s fourth quarter results and outlook. The conference call should be accessed at least 15 minutes prior to the start of the call with the following numbers:

800-230-1092 (Domestic)	800-475-6701 (Domestic Replay)
612-288-0337 (International)	320-365-3844 (International Replay)

An access code is not required for today’s conference call. The access code for the replay is 403150. The replay will be available from 11:00 a.m. EST today, until the end of the day on February 15, 2017. The call will also be available through a live webcast at www.antheminc.com under the “Investors” link. A webcast replay will be available following the call.

Anthem Contacts:

Investor Relations	Media
Doug Simpson, 317-488-6181	Jill Becher, 414-234-1573
Douglas.simpson@anthem.com	Jill.becher@anthem.com

About Anthem, Inc.

Anthem is working to transform health care with trusted and caring solutions. Our health plan companies deliver quality products and services that give their members access to the care they need. With over 73 million people served by its affiliated companies, including nearly 40 million enrolled in its family of health plans, Anthem is one of the nation’s leading health benefits companies. For more information about Anthem’s family of companies, please visit www.antheminc.com/companies.

Anthem, Inc.

Membership Summary

(Unaudited and in Thousands)

				Change from
	December 31, 2016	December 31, 2015	September 30, 2016	December 31, 2015	September 30, 2016
Medical Membership

Customer Type
Local Group	15,429	15,241	15,363	1.2%	0.4%
Individual	1,664	1,675	1,757	(0.7)%	(5.3)%
National:
National Accounts	7,741	7,355	7,768	5.2%	(0.3)%
BlueCard®	5,550	5,407	5,596	2.6%	(0.8)%

Total National	13,291	12,762	13,364	4.1%	(0.5)%
Medicare	1,438	1,439	1,437	(0.1)%	0.1%
Medicaid	6,527	5,914	6,417	10.4%	1.7%
FEP	1,570	1,568	1,572	0.1%	(0.1)%

Total Medical Membership	39,919	38,599	39,910	3.4%	—%

Funding Arrangement
Self-Funded	24,688	23,666	24,671	4.3%	0.1%
Fully-Insured	15,231	14,933	15,239	2.0%	(0.1)%

Total Medical Membership	39,919	38,599	39,910	3.4%	—%

Reportable Segment
Commercial and Specialty Business	30,384	29,678	30,484	2.4%	(0.3)%
Government Business	9,535	8,921	9,426	6.9%	1.2%

Total Medical Membership	39,919	38,599	39,910	3.4%	—%

Other Membership
Life and Disability Members	4,732	4,849	4,689	(2.4)%	0.9%
Dental Members	5,486	5,206	5,454	5.4%	0.6%
Dental Administration Members	5,294	5,282	5,377	0.2%	(1.5)%
Vision Members	6,388	5,641	6,111	13.2%	4.5%
Medicare Advantage Part D Members	629	622	619	1.1%	1.6%
Medicare Part D Standalone Members	350	371	353	(5.7)%	(0.8)%

Anthem, Inc.

Consolidated Statements of Income

(Unaudited)

(In millions, except per share data)	Three Months Ended December 31
	2016	2015	Change

Revenues
Premiums	$20,137.1	$18,745.3	7.4%
Administrative fees	1,342.0	1,270.4	5.6%
Other revenue	5.8	8.0	(27.5)%

Total operating revenue	21,484.9	20,023.7	7.3%
Net investment income	212.6	162.1	31.2%
Net realized gains on financial instruments	28.7	30.6	(6.2)%
Other-than-temporary impairment losses on investments:
Total other-than-temporary impairment losses on investments	(13.0)	(31.7)	(59.0)%
Portion of other-than-temporary impairment losses recognized in other comprehensive income	1.2	3.2	(62.5)%

Other-than-temporary impairment losses recognized in income	(11.8)	(28.5)	(58.6)%

Total revenues	21,714.4	20,187.9	7.6%

Expenses
Benefit expense	17,567.9	16,315.5	7.7%
Selling, general and administrative expense:
Selling expense	351.6	350.0	0.5%
General and administrative expense	2,912.4	2,918.4	(0.2)%

Total selling, general and administrative expense	3,264.0	3,268.4	(0.1)%
Interest expense	177.3	179.7	(1.3)%
Amortization of other intangible assets	46.6	57.5	(19.0)%
Gain on extinguishment of debt	—	(7.5)	N/M

Total expenses	21,055.8	19,813.6	6.3%

Income before income tax expense	658.6	374.3	76.0%

Income tax expense	290.2	193.4	50.1%

Net income	$368.4	$180.9	103.6%

Net income per diluted share	$1.37	$0.68	101.5%

Diluted shares	268.7	268.0	0.3%

Benefit expense as a percentage of premiums	87.2%	87.0%	20bp
Selling, general and administrative expense as a percentage of total operating revenue	15.2%	16.3%	(110)bp

Income before income taxes as a percentage of total revenue	3.0%	1.9%	110bp

(1)	“NM” = calculation not meaningful

Anthem, Inc.

Consolidated Statements of Income

(Unaudited)

(In millions, except per share data)	Twelve Months Ended December 31
	2016	2015	Change
Revenues
Premiums	$78,860.1	$73,385.1	7.5%
Administrative fees	5,298.8	4,976.6	6.5%
Other revenue	35.1	43.1	(18.6)%

Total operating revenue	84,194.0	78,404.8	7.4%
Net investment income	779.5	677.6	15.0%
Net realized gains on financial instruments	4.9	157.5	N/M
Other-than-temporary impairment losses on investments:
Total other-than-temporary impairment losses on investments	(147.1)	(99.9)	47.2%
Portion of other-than-temporary impairment losses recognized in other comprehensive income	31.7	16.5	92.1%

Other-than-temporary impairment losses recognized in income	(115.4)	(83.4)	38.4%

Total revenues	84,863.0	79,156.5	7.2%

Expenses
Benefit expense	66,834.4	61,116.9	9.4%
Selling, general and administrative expense:
Selling expense	1,391.5	1,441.1	(3.4)%
General and administrative expense	11,166.4	11,093.7	0.7%

Total selling, general and administrative expense	12,557.9	12,534.8	0.2%
Interest expense	723.0	653.0	10.7%
Amortization of other intangible assets	192.3	230.1	(16.4)%
Gain on extinguishment of debt	—	(9.3)	N/M

Total expenses	80,307.6	74,525.5	7.8%

Income before income tax expense	4,555.4	4,631.0	(1.6)%

Income tax expense	2,085.6	2,071.0	0.7%

Net income	$2,469.8	$2,560.0	(3.5)%

Net income per diluted share	$9.21	$9.38	(1.8)%

Diluted shares	268.1	272.9	(1.8)%

Benefit expense as a percentage of premiums	84.8%	83.3%	150bp
Selling, general and administrative expense as a percentage of total operating revenue	14.9%	16.0%	(110	)bp

Income before income taxes as a percentage of total revenue	5.4%	5.9%	(50	)bp

(1)	“NM” = calculation not meaningful

Anthem, Inc.

Consolidated Balance Sheets

(In millions)	December 31, 2016	December 31, 2015
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$4,075.3	$2,113.5
Investments available-for-sale, at fair value:
Fixed maturity securities	17,163.1	16,920.0
Equity securities	1,468.5	1,441.8
Other invested assets, current	15.8	19.1
Accrued investment income	164.5	170.8
Premium and self-funded receivables	5,860.8	4,602.8
Other receivables	2,536.6	2,421.4
Income taxes receivable	168.7	316.6
Securities lending collateral	1,079.8	1,300.4
Other current assets	1,781.8	1,555.7

Total current assets	34,314.9	30,862.1

Long-term investments available-for-sale, at fair value:
Fixed maturity securities	524.4	558.2
Equity securities	31.4	31.0
Other invested assets, long-term	2,240.5	2,041.1
Property and equipment, net	1,977.9	2,019.8
Goodwill	17,561.2	17,562.2
Other intangible assets	7,964.9	8,158.0
Other noncurrent assets	467.9	485.4

Total assets	$65,083.1	$61,717.8

Liabilities and shareholders’ equity
Liabilities
Current liabilities:
Policy liabilities:
Medical claims payable	$7,892.6	$7,569.8
Reserves for future policy benefits	71.8	71.9
Other policyholder liabilities	2,221.1	2,256.5

Total policy liabilities	10,185.5	9,898.2
Unearned income	971.9	1,145.5
Accounts payable and accrued expenses	4,014.9	3,318.8
Security trades pending payable	93.5	73.1
Securities lending payable	1,078.9	1,300.9
Short-term borrowings	440.0	540.0
Current portion of long-term debt	928.4	—
Other current liabilities	3,581.3	2,816.1

Total current liabilities	21,294.4	19,092.6

Long-term debt, less current portion	14,358.5	15,324.5
Reserves for future policy benefits, noncurrent	666.1	631.7
Deferred tax liabilities, net	2,779.9	2,630.6
Other noncurrent liabilities	883.8	994.3

Total liabilities	39,982.7	38,673.7

Shareholders’ equity
Common stock	2.6	2.6
Additional paid-in capital	8,805.1	8,555.6
Retained earnings	16,560.6	14,778.5
Accumulated other comprehensive loss	(267.9)	(292.6)

Total shareholders’ equity	25,100.4	23,044.1

Total liabilities and shareholders’ equity	$65,083.1	$61,717.8

Anthem, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

(In millions)	Twelve Months Ended December 31
	2016	2015
Operating activities
Net income	$2,469.8	$2,560.0
Adjustments to reconcile net income to net cash provided by operating activities:
Net realized gains on financial instruments	(4.9)	(157.5)
Other-than-temporary impairment losses recognized in income	115.4	83.4
Gain on extinguishment of debt	—	(9.3)
Loss on disposal of assets	4.5	16.0
Deferred income taxes	126.9	(65.9)
Amortization, net of accretion	807.8	802.1
Depreciation expense	104.0	105.8
Impairment of property and equipment	44.8	1.8
Share-based compensation	164.6	148.2
Excess tax benefits from share-based compensation	(53.5)	(95.8)
Changes in operating assets and liabilities:
Receivables, net	(1,380.5)	(42.9)
Other invested assets	(19.4)	5.9
Other assets	(127.7)	33.8
Policy liabilities	321.7	193.0
Unearned income	(173.6)	33.9
Accounts payable and accrued expenses	116.6	(219.3)
Other liabilities	605.7	686.4
Income taxes	178.8	41.5
Other, net	(96.5)	(5.1)

Net cash provided by operating activities	3,204.5	4,116.0

Investing activities
Purchases of fixed maturity securities	(10,157.7)	(9,792.0)
Proceeds from sales and maturities of fixed maturity securities	10,054.6	10,222.8
Purchases of equity securities	(1,476.3)	(1,561.4)
Proceeds from sales of equity securities	1,592.8	1,471.1
Purchases of other invested assets	(433.1)	(505.8)
Proceeds from sales of other invested assets	304.9	85.9
Change in collateral and settlements of non-hedging derivatives	(34.5)	(36.5)
Changes in securities lending collateral	222.0	214.4
Purchases of subsidiaries, net of cash acquired	—	(638.9)
Net purchases of property and equipment	(583.6)	(602.9)
Other, net	(3.0)	(8.2)

Net cash used in investing activities	(513.9)	(1,151.5)

Financing activities
Net (repayments of)/proceeds from commercial paper borrowings	(53.2)	682.2
Net (repayments of)/proceeds from short-term borrowings	(100.0)	140.0
Net repayments of long-term borrowings	—	(1,470.7)
Changes in securities lending payable	(222.0)	(214.4)
Changes in bank overdrafts	513.8	(243.8)
Premiums paid on equity call options	—	(16.7)
Proceeds from sale of put options	—	16.6
Repurchase and retirement of common stock	—	(1,515.8)
Change in collateral and settlements of debt-related derivatives	(360.4)	—
Cash dividends	(684.0)	(656.6)
Proceeds from issuance of common stock under employee stock plans	119.4	186.0
Excess tax benefits from share-based compensation	53.5	95.8

Net cash used in financing activities	(732.9)	(2,997.4)

Effect of foreign exchange rates on cash and cash equivalents	4.1	(5.3)

Change in cash and cash equivalents	1,961.8	(38.2)
Cash and cash equivalents at beginning of year	2,113.5	2,151.7

Cash and cash equivalents at end of period	$4,075.3	$2,113.5

Anthem, Inc.

Reconciliation of Medical Claims Payable

	Years Ended December 31
	2016	2015	2014
(In millions)	(Unaudited)

Gross medical claims payable, beginning of year	$7,569.8	$6,861.2	$6,127.2
Ceded medical claims payable, beginning of year	(645.6)	(767.4)	(23.4)

Net medical claims payable, beginning of year	6,924.2	6,093.8	6,103.8

Business combinations and purchase adjustments	—	121.8	—

Net incurred medical claims:
Current year	66,371.4	60,708.4	56,305.8
Prior years redundancies(1)	(850.4)	(800.2)	(541.9)

Total net incurred medical claims	65,521.0	59,908.2	55,763.9

Net payments attributable to:
Current year medical claims	59,156.6	54,067.7	50,353.9
Prior years medical claims	5,935.1	5,131.9	5,420.0

Total net payments	65,091.7	59,199.6	55,773.9

Net medical claims payable, end of year	7,353.5	6,924.2	6,093.8
Ceded medical claims payable, end of year	539.1	645.6	767.4

Gross medical claims payable, end of year	$7,892.6	$7,569.8	$6,861.2

Current year medical claims paid as a percentage of current year net incurred medical claims	89.1%	89.1%	89.4%

Prior year redundancies in the current year as a percentage of prior year net medical claims payable less prior year redundancies in the current year	14.0%	15.1%	9.7%

Prior year redundancies in the current year as a percentage of prior year net incurred medical claims	1.4%	1.4%	1.0%

(1)	Negative amounts reported for net incurred medical claims related to prior years result from claims being settled for amounts less than originally estimated.

Anthem, Inc.

GAAP Reconciliation

(Unaudited)

Anthem, Inc. has referenced “Adjusted Net Income” and “Adjusted Net Income Per Share,” which are non-GAAP measures, in this document. These non-GAAP measures are not intended to be alternatives to any measure calculated in accordance with GAAP. In addition to these non-GAAP measures, references are made to the measures “Operating Revenue” and “Operating Gain.” Each of these measures is provided to further aid investors in understanding and analyzing the company’s core operating results and comparing Anthem, Inc.’s financial results. A reconciliation of Operating Revenue to Total Revenue is set forth in the Consolidated Statements of Income herein. A reconciliation of the non-GAAP measures to the most directly comparable measures calculated in accordance with GAAP, together with a reconciliation of reportable segments operating gain to income before income tax expense, is reported below.

	Three Months Ended December 31			Twelve Months Ended December 31
(In millions, except per share data)	2016	2015	Change	2016	2015	Change
Net income	$368.4	$180.9	103.6%	$2,469.8	$2,560.0	(3.5)%
Add / (Subtract):
Net realized (gains)/losses on financial instruments	(28.7)	(30.6)		(4.9)	(157.5)
Other-than-temporary impairment losses recognized in income	11.8	28.5		115.4	83.4
Transaction related costs	74.9	71.3		321.1	103.0
Tricare bid conclusion costs	37.4	—		37.4	—
Amortization of other intangible assets	46.6	57.5		192.3	230.1
Deferred tax asset write-off from California tax legislation	—	—		20.7	—
California adverse franchise tax ruling	—	42.3		—	42.3
Gain on extinguishment of debt	—	(7.5)		—	(9.3)
Tax impact of non-GAAP adjustments	(37.2)	(36.6)		(203.3)	(80.3)

Net adjustment items	104.8	124.9		478.7	211.7

Adjusted net income	$473.2	$305.8	54.7%	$2,948.5	$2,771.7	6.4%

Net income per diluted share	$1.37	$0.68	101.5%	$9.21	$9.38	(1.8)%
Add / (Subtract):
Net realized (gains)/losses on financial instruments	(0.11)	(0.11)		(0.02)	(0.58)
Other-than-temporary impairment losses recognized in income	0.04	0.11		0.43	0.31
Transaction related costs	0.28	0.27		1.20	0.38
Tricare bid conclusion costs	0.14	—		0.14	—
Amortization of other intangible assets	0.17	0.21		0.72	0.84
Deferred tax asset write-off from California tax legislation	—	—		0.08	—
California adverse franchise tax ruling	—	0.16		—	0.16
Gain on extinguishment of debt	—	(0.03)		—	(0.03)
Tax impact of non-GAAP adjustments	(0.14)	(0.14)		(0.76)	(0.29)
Rounding Impact	0.01	(0.01)		—	(0.01)

Net adjustment items	0.39	0.46		1.79	0.78

Adjusted net income per diluted share	$1.76	$1.14	54.4%	$11.00	$10.16	8.3%

	Full Year 2017 Outlook
Net income per diluted share	Greater than $11.11
Add / (Subtract):
Amortization of other intangible assets	Approximately $0.60
Tax impact of non-GAAP adjustments	Approximately ($0.21)

Net adjustment items	Approximately $0.39

Adjusted net income per diluted share	Greater than $11.50

	Three Months Ended December 31			Twelve Months Ended December 31
(In millions)	2016	2015	Change	2016	2015	Change
Reportable segments operating gain	$653.0	$439.8	48.5%	$4,801.7	$4,753.1	1.0%
Net investment income	212.6	162.1		779.5	677.6
Net realized gains/(losses) on financial instruments	28.7	30.6		4.9	157.5
Other-than-temporary impairment losses recognized in income	(11.8)	(28.5)		(115.4)	(83.4)
Interest expense	(177.3)	(179.7)		(723.0)	(653.0)
Amortization of other intangible assets	(46.6)	(57.5)		(192.3)	(230.1)
Gain on extinguishment of debt	—	7.5		—	9.3

Income from continuing operations before income tax expense	$658.6	$374.3	76.0%	$4,555.4	$4,631.0	(1.6)%

Anthem, Inc.

Financial Guidance Summary

(Unaudited)

	Full Year 2016 Actual	Full Year 2017 Outlook[1]	Approximate Change
Year-End Medical Enrollment
Self-funded	24,688	25,000 - 25,100	315k - 415k
Fully-Insured	15,231	15,100 - 15,200	(130k) - (30k)

Total	39,919	40,100 - 40,300	185k - 385k

Operating Revenue	$84.2 billion	$86.5 - $87.5 billion	$2.3 - $3.3 billion or 2.7% - 3.9%

Benefit Expense Ratio	84.8%	87.0% +/- 30 basis points	(220) bps

SG&A Expense Ratio	14.9%	13.3% +/- 30 basis points	160 bps

Operating Gain	$4.8 billion	Greater than $4.5 billion	Greater than ($300) million or (6.3%)

Other Pre-Tax Items:
Net Investment income	$780 million	$740 million	($40) million
Interest Expense	($723) million	($660) million	$63 million
Amortization of Intangible Assets	($192) million	($160) million	$32 million

Net Pre-Tax Expense	($135) million	($80) million	$55 million

Effective Tax Rate	45.8%	33.0% - 35.0%	(12.8%) - (10.8%)

GAAP EPS	$9.21	Greater than $11.11	20.6% or better

Adjusted EPS[1]	$11.00	Greater than $11.50	4.5% or better

Diluted Shares	268.1 million	262 - 266 million	(2.3%) - (0.8%)

Operating Cash Flow	$3.2 billion	Greater than $3.5 billion	Greater than $300 million

(1)	2017 outlook does not include any benefits or transaction costs associated with the pending Cigna acquisition.

Forward-Looking Statements

This document contains certain forward-looking information about us that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally not historical facts. Words such as “expect,” “feel,” “believe,” “will,” “may,” “should,” “anticipate,” “intend,” “estimate,” “project,” “forecast,” “plan” and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to: financial projections and estimates and their underlying assumptions; statements regarding plans, objectives and expectations with respect to future operations, products and services; and statements regarding future performance. Such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking statements. These risks and uncertainties include: those discussed and identified in our public filings with the U.S. Securities and Exchange Commission, or SEC; increased government participation in, or regulation or taxation of health benefits and managed care operations, including, but not limited to, the impact of the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010, or Health Care Reform, and the impact of any future modification, repeal or replacement of Health Care Reform; trends in health care costs and utilization rates; our ability to secure sufficient premium rates including regulatory approval for and implementation of such rates; our participation in federal and state health insurance exchanges under Health Care Reform, which have experienced and continue to experience challenges due to implementation of initial and phased-in provisions of Health Care Reform, and which entail uncertainties associated with the mix and volume of business, particularly in our Individual and Small Group markets, that could negatively impact the adequacy of our premium rates and which may not be sufficiently offset by the risk apportionment provisions of Health Care Reform; the ultimate outcome of our pending acquisition of Cigna Corporation (“Cigna”) (the “Acquisition”), including our ability to achieve the synergies and value creation contemplated by the Acquisition within the expected time period, or at all, and the risk that unexpected costs will be incurred in connection therewith; the ultimate outcome and results of integrating our and Cigna’s operations and disruption from the Acquisition making it more difficult to maintain businesses and operational relationships; the possibility that the Acquisition does not close, including, but not limited to, due to the failure to satisfy the closing conditions, including the receipt of required regulatory approvals; the risks and uncertainties detailed by Cigna with respect to its business as described in its reports and documents filed with the SEC; our ability to contract with providers on cost-effective and competitive terms; competitor pricing below market trends of increasing costs; reduced enrollment, as well as a negative change in our health care product mix; risks and uncertainties regarding Medicare and Medicaid programs, including those related to non-compliance with the complex regulations imposed thereon and funding risks with respect to revenue received from participation therein; a downgrade in our financial strength ratings; increases in costs and other liabilities associated with increased litigation, government investigations, audits or reviews; medical malpractice or professional liability claims or other risks related to health care services provided by our subsidiaries; our ability to repurchase shares of our common stock and pay dividends on our common stock due to the adequacy of our cash flow and earnings and other considerations; non-compliance by any party with the Express Scripts, Inc. pharmacy benefit management services agreement, which could result in financial penalties, our inability to meet customer demands, and sanctions imposed by governmental entities, including the Centers for Medicare and Medicaid Services; events that result in negative publicity for us or the health benefits industry; failure to effectively maintain and modernize our information systems; events that may negatively affect our licenses with the Blue Cross and Blue Shield Association; state guaranty fund assessments for insolvent insurers; possible impairment of the value of our intangible assets if future results do not adequately support goodwill and other intangible assets; intense competition to attract and retain employees; unauthorized disclosure of member or employee sensitive or confidential information, including the impact and outcome of investigations, inquiries, claims and litigation related to the cyber-attack we reported in February 2015; changes in economic and market conditions, as well as regulations that may negatively affect our investment portfolios and liquidity; possible restrictions in the payment of dividends by our subsidiaries and increases in required minimum levels of capital and the potential negative effect from our substantial amount of outstanding indebtedness; general risks associated with mergers, acquisitions and strategic alliances; various laws and provisions in our governing documents that may prevent or discourage takeovers and business combinations; future public health epidemics and catastrophes; and general economic downturns. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. We do not undertake to update or revise any forward-looking statements, except as required by applicable securities laws. Investors are also advised to carefully review and consider the various risks and other disclosures discussed in our SEC reports.